QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

THE SCO® GROUP, INC. RECEIVES REQUEST FROM BAYSTAR CAPITAL II, L.P. TO REDEEM SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK

        LINDON, Utah—April 16, 2004—The SCO Group, Inc. ("SCO") (Nasdaq: SCOX), the owner of the UNIX operating system, received a letter on April 15, 2004 from BayStar Capital II, L.P. requesting that SCO immediately redeem BayStar's 20,000 shares of SCO's Series A-1 Convertible Preferred Stock. The letter asserts that BayStar is entitled to the redemption of its shares under Article VII.A(vii) of the Certificate of Designation, Preferences and Rights of the Series A-1 Convertible Preferred Stock because SCO has allegedly breached Sections 2(b)(v), 2(b)(viii), 2(b)(viii) and 3(g) of the Exchange Agreement dated February 5 2004 among SCO, BayStar and Royal Bank of Canada, which also holds shares SCO's Series A-1 Convertible Preferred Stock.

        BayStar's letter did not provide specific information regarding SCO's alleged breaches of the Exchange Agreement. SCO is attempting to obtain specific information from BayStar and is evaluating its obligations and options with respect to the redemption notice. However, SCO does not believe it has breached any of the referenced provisions of the Exchange Agreement. As a result, SCO does not believe it is obligated to redeem BayStar's shares of Series A-1 Convertible Preferred Stock.

Forward-Looking Statements

        This press release contains forward looking statements related to SCO's belief that it has not breached any of the provisions of the Exchange Agreement described in BayStar's letter and its belief that it is not obligated to redeem BayStar's shares of Series A-1 Convertible Preferred Stock. SCO wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements including a finding that SCO has breached the referenced provisions of the Exchange Agreement entitling BayStar to redemption. These and other factors that could cause actual results to differ materially from those anticipated are discussed in more detail in SCO's filings with the Securities and Exchange Commission.

About SCO

        The SCO Group (NASDAQ: SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com.

        SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

###

QuickLinks

THE SCO® GROUP, INC. RECEIVES REQUEST FROM BAYSTAR CAPITAL II, L.P. TO REDEEM SHARES OF SERIES A-1 CONVERTIBLE PREFERRED STOCK